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                                                                    EXHIBIT 2.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
VASCO Data Security International, Inc.:

         We consent to the incorporation by reference in the registration statements (No. 333-62829 on Form S-8 and No. 333-46256 on Form S-3) of our report dated January 31, 2005 relating to the Balance Sheets of AOS-Hagenuk B.V. as of December 31, 2004, 2003 and 2002 and the related Statements of Operations, Cash Flows and Stockholders' Equity for each of the years in the three-year period ended December 31, 2004, which report appears in the May 20, 2005 current report on Form 8-K/A, Amendment No. 2, of VASCO Data Security International, Inc.



/s/ BERK Accountants en Belastingadviseurs

BERK Accountants en Belastingadviseurs
's-Hertogenbosch
The Netherlands
May 20, 2005